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                                                                    EXHIBIT 99.2

                               BANCORPSOUTH, INC.



PRESS RELEASE

FOR IMMEDIATE RELEASE


April 27, 2005


For Further Information Contact:
L. Nash Allen, Jr. (662) 680-2330
Gary C. Bonds (662) 680-2332



                 BANCORPSOUTH, INC. DECLARES QUARTERLY DIVIDEND


         TUPELO, MS - At their regular quarterly meeting on April 27, 2005, the Board of Directors of BancorpSouth, Inc. (NYSE:BXS) declared a quarterly cash dividend of $0.19 per common share. The dividend is payable July 1, 2005 to shareholders of record at the close of business on June 15, 2005.

         BancorpSouth previously reported net income of $31.7 million or $0.40 per diluted share for the first quarter of 2005.

         BancorpSouth, Inc., with total assets of approximately $10.8 billion, operates banking, insurance and financial service offices in Alabama, Arkansas, Mississippi, Tennessee, Texas and Louisiana.